Exhibit 10.19

AMERISOURCEBERGEN CORPORATION

2001 DEFERRED COMPENSATION PLAN

(AMENDED AND RESTATED NOVEMBER 24, 2008)

ARTICLE 1

DESIGNATION OF PLAN AND DEFINITIONS

Section 1.1. Title and Purpose.

This Plan shall be known as the “AmerisourceBergen Corporation 2001 Deferred Compensation Plan.” The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees and directors who contribute materially to the continued growth, development and future business success of AMERISOURCEBERGEN CORPORATION, a Delaware corporation, and its subsidiaries (including lower-tier subsidiaries), if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Effective November 1, 2002, the Board of Directors of the Company amended and restated this Plan to (i) transfer into this Plan all of the assets, liabilities and obligations under the Bergen Brunswig Corporation 1999 Deferred Compensation Plan, which was terminated and (ii) add the availability of contributions by the Company to Participants from time to time.

In order to preserve the tax treatment available to deferrals under the this Plan prior to January 1, 2005, the Board froze the Plan with respect to such amounts. Therefore, all compensation deferred prior to January 1, 2005, and any amounts earned and vested thereon after January 1, 2005, are and will remain subject to the terms of the Plan in effect on December 31, 2004. All amounts earned and vested on and after January 1, 2005 are subject to the terms of this amended and restated Plan which is intended to achieve compliance with Section 409A of the Internal Revenue Code and the regulations issued thereunder. Unless otherwise stated, the terms of this amended and restated Plan are effective as of January 1, 2005.

Section 1.2. Definitions.

Whenever the following terms are used in the Plan they shall have the meaning specified below unless the context clearly indicates to the contrary.

1.2.1. “Anniversary Date” shall mean the last day of the Plan Year.

1.2.2. “Beneficiary” or “Beneficiaries” shall mean the person or persons properly designated by the Participant, in accordance with Article V, to receive the benefits provided herein.

1.2.3. “Board of Directors” shall mean the Board of Directors of AmerisourceBergen Corporation or the Compensation Committee of the Board of Directors of AmerisourceBergen Corporation.

1.2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.2.5. “Common Stock” shall mean the Common Stock of AmerisourceBergen Corporation.

1.2.6. “Company” shall mean [AmerisourceBergen Corporation.]

1.2.7. “Company Contribution” shall mean for any Plan Year or part thereof, the amount credited by the Company to a Participant pursuant to Section 2.5.

1.2.8. “Compensation” of a Participant for any Plan Year shall in the case of a Director Participant include the annual special compensation fee and meeting attendance fees (before required withholdings) payable by the Company to such Director Participant. In the case of an Employee Participant, “Compensation” for a Plan Year shall include all salary, vacation pay, bonuses, incentive awards and commissions (before required withholdings) earned by such Employee Participant for services rendered to the Company or a subsidiary in that Plan Year. If a Participant earns Compensation during a Plan Year relating to services rendered during the previous Plan Year, such Compensation shall be treated as having been earned by the Participant on the preceding Anniversary Date. Notwithstanding the foregoing, any amount payable to an Employee Participant under a long-term incentive plan of the Company or a subsidiary (including, without limitation, a “phantom stock plan,” performance plan or other incentive arrangement) shall be deemed Compensation of such Employee Participant for the Plan Year in which such amount becomes payable.

1.2.9. “Deferred Benefit” shall mean each separate deferral of Compensation made pursuant to Section 2.1.

1.2.10. “Deferred Compensation” shall mean that portion of a Participant’s Compensation for any Plan Year or part thereof, that has been deferred and withheld by the Company or a subsidiary pursuant to the Plan.

1.2.11. “Director Participant” shall mean a Participant who is a non-employee director of the Company.

1.2.12. “Earnings Crediting Options” means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Deferred Benefit.

1.2.13. “Election Form” shall mean the form that a Participant completes, signs and returns to the Plan Administrator to make an election to defer Compensation under the Plan.

1.2.14. “Employee Participant” shall mean a Participant who is a regular employee of a Company or a subsidiary (excluding a director who does not serve the Company in any other capacity) who is a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a) (3) and 401(a) of ERISA. Subject to the foregoing, the Compensation Committee of the

Board of Directors shall have authority to determine, in its sole discretion, the class or category of employees who may be Employee Participants; provided, however, that if such Committee changes such class or category in a manner which causes a Participant to fail to continue to be eligible to defer Compensation under the Plan, such change shall not cancel or otherwise adversely affect in any way amounts previously deferred under the Plan by such Participant, which amounts shall continue to be subject to the terms of the Plan.

1.2.15. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.2.16. “Participant” shall mean any Director Participant and any Employee Participant (i) who elects to participate in the Plan, (ii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iii) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (iv) who commences participation in the Plan, and (v) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan, even if he or she has an interest in the Participant’s benefits under the Plan under applicable law or as a result of property settlements resulting from legal separation or divorce. Except for the ability to file new Election Forms under Article II (which shall depend on continuing qualification as a Participant), such person’s status as a Participant under the Plan shall continue until the earlier of (i) receipt of the full amount of the Deferred Benefit, or (ii) death.

1.2.17. “Plan” shall mean the AmerisourceBergen Corporation 2001 Deferred Compensation Plan.

1.2.18. “Plan Administrator” means the person, persons or committee designated by the Chief Executive Officer of the Company to serve as the plan administrator.

1.2.19. “Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Company and a Participant, relating to the deferral of Compensation under the Plan. If there should be any conflict between the terms of a Plan Agreement and the Plan, the Plan shall control.

1.2.20. “Plan Year” shall, for the first Plan Year, extend from September 1, 2001 through December 31, 2001. For each Plan Year thereafter, the Plan Year shall begin January 1 of each year and continue through December 31.

1.2.21. “Subsequent Election” means an election to change the form and commencement date of payment with respect to all of a Participant’s Deferred Benefit by filing an election change consistent with the requirements of Treas. Reg. 1.409A-2(b), or any succeeding regulations. The Plan Administrator reserves the right to and discretion to reject and disallow a Subsequent Election for any reason and at any time. A Subsequent Election as to a Deferred Benefit: (1) will not be effective as to any payment scheduled to be made within 12 months of the Subsequent Election; and (2) other than a Subsequent Election made in connection with a Participant’s death, the first payment to which such Subsequent Election applies must be deferred by at least five years from the originally scheduled payment date.

1.2.22. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 2

DEFERRAL ELECTION AND COMPANY CONTRIBUTIONS

Section 2.1. Election to Defer Compensation.

2.1.1. A Participant may elect to defer Compensation for a Plan Year by filing an Election Form prior to the beginning of such Plan Year. A Participant who is selected to participate in the Plan other than at the beginning of a Plan Year may file an Election Form within thirty days after being selected to participate which election shall apply only to Compensation earned after the date of the election.

2.1.2. Subject to a minimum scheduled deferral amount for a Plan Year that may be set from time to time by the Plan Administrator, an Employee Participant may elect to defer any amount of Compensation.

2.1.3. A Director Participant may elect to defer any amount of Compensation which Election shall specify the amount to be credited.

2.1.4. The Election Form shall specify the method of payment of benefits which is elected pursuant to Sections 4.1 and the time such payment is to commence pursuant to Sections 4.2.

Section 2.2. Method of Deferral.

A Participant’s Deferred Compensation shall be withheld by the Company in accordance with the election pursuant to Section 2.1.

Section 2.3. Annual Election Required.

The election made pursuant to Section 2.1 shall be irrevocable and shall be effective only for the Plan Year for which it was filed. A new Election Form is necessary for each Plan Year in which a Participant wishes to defer Compensation. [Such Election Form shall contain the information specified in Section 2.1 with the exception that the time and method of payment of the Deferred Benefit is to commence pursuant to Section 4 may not be changed from the designation made in the initial application.]

Section 2.4. Termination of Participation and/or Deferrals.

If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a) (3) and 401(a) (1) of ERISA, the Plan Administrator shall have the right, in its sole discretion, to (i)

terminate any deferral election the Participant has made for the Plan Year in which the Participant’s membership status changes and (ii) prevent the Participant from making future deferral elections. The Plan Administrator may, in its sole discretion, reinstate the Participant to full Plan participation at such time in the future as the Participant again becomes a member of the select group described above.

Section 2.5. Company Contributions.

From time to time as determined by and subject to such terms and conditions established by the Board of Directors, in its sole discretion, the Company may credit amounts to a Participant. The method of payment of any such amounts and the time such payment is to commence shall be determined by the Company at the time of any such contribution.

ARTICLE 3

EARNINGS ON DEFERRED BENEFITS

Section 3.1. General. A Participant’s Deferred Benefit shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time.

Section 3.2. Investment Options. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of investment fund(s) as the Company may designate from time to time, and shall equal the total return of such investment fund net of asset-based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

Section 3.3. Earnings Crediting Options. Notwithstanding that the rates of return credited to Participants’ Deferred Benefits under the Earnings Crediting Options are based upon the actual performance of the investment options specified in Section 3.2, or such other investment funds as the Company may designate, the Company shall not be obligated to invest any Compensation deferred by Participants under this Plan or Company Contributions or any other amounts, in such funds or in any other investment funds.

Section 3.4. Changes in Earnings Crediting Options. A Participant may change the Earnings Crediting Options to which the Participant’s Deferred Benefit are deemed to be allocated, subject to such rules as may be determined by the Plan Administrator, and as determined from time to time consistent with legal restrictions. Each such change may include (a) reallocation of the Participant’s existing Deferred Benefits and/or (b) change in investment allocation of amounts to be credited to the Participant’s Deferred Benefits in the future, as the Participant may elect. The effect of a Participant’s change in Earnings Crediting Options shall be reflected in the Participant’s Deferred Benefit as soon as reasonably practicable following the Plan Administrator’s receipt of notice of such change, as determined by the Plan Administrator in its sole discretion.

Section 3.5. Valuation of Accounts. The value of a Participant’s Deferred Benefit as of any date shall equal the amounts theretofore credited to such Deferred Benefit, including any earnings (positive or negative) deemed to be earned on such Deferred Benefit in accordance with this Article III through the day preceding such date, less the amounts theretofore deducted from such Deferred Benefit.

ARTICLE 4

PAYMENT OF BENEFITS

Section 4.1. Methods of Payment.

4.1.1. Not later than the appropriate date referred to in Section 2.1, a Participant shall elect, in the Election Form made pursuant to Section 2.1, a method of payment of the Deferred Benefit. Any earnings attributable to amounts deferred for which an election is effective shall be distributed pursuant to such election.

4.1.2. A Participant may elect to receive his Deferred Benefit at the time elected pursuant to Section 4.2.2 and 4.2.3 either:

(a) over annual periods ranging from three to fifteen years and payable in quarterly installments; or

(b) in a single distribution.

If a Participant elects to receive the Deferred Benefit in installments, the Participant shall continue to be credited with earnings in accordance with Article III. The amount of each installment shall be equal to the total dollar balance of the Deferred Benefit divided by the number of installments remaining (including the installment then being calculated for payment) to be paid.

Section 4.2. Time of Payment.

4.2.1. Separation from Service Before Attaining Age 55. If an Employee Participant has a “separation from service” with the Company within the meaning of Treas. Reg. 1.409A-1(h) before he attains age 55, then notwithstanding the Participant’s election of a time and method of payment set forth in an Election Form payment, such Employee Participant’s Deferred Benefit shall be made in the form of a lump sum on the first business day that follows the expiration of the six-month period commencing on the Participant’s “separation from service” with the Company within the meaning of Treas. Reg. 1.409A-1(h).

4.2.2. Separation from Service On or After Attaining Age 55. If an Employee Participant has a “separation from service” with the Company within the meaning of Treas. Reg. 1.409A-1(h) on or after he attains age 55, payment of such Employee Participant’s Deferred Benefit shall be made or shall commence in the Plan Year irrevocably elected by the Participant in the Election Form, provided that in no event will any payment be made within the six month period immediately following the Employee Participant’s separation from service. [The election under this Section shall be made at the time of the Participant’s first application to defer Compensation under Section 2.1.]

4.2.3. Director Participants. Notwithstanding the foregoing, payment of a Director Participant’s Deferred Benefit shall be made or shall commence in the Plan Year in which the Director Participant ceases being a director of the Company and has a “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).

Section 4.3. Payments in Case of Hardship.

While it is the primary purpose of the Plan to provide funds for the years when Participants no longer render active service to the Company, it is recognized that in certain urgent circumstances it would be in the best interests of a Participant to accelerate part or all of the payments to be made to the Participant. Accordingly, the Plan Administrator, in its sole discretion, may, upon written request of a Participant (or Beneficiary, in case of death of a Participant) accelerate the payment of part of all of the Deferred Benefit in an amount necessary to meet an Unforeseeable Emergency, in a manner consistent with section 409A of the Code and the regulations issued thereunder. The written request shall contain evidence which sets forth in reasonable detail the facts which constitute the severe financial hardship and the circumstances which occasioned such hardship. The Plan Administrator shall exercise its discretion in this regard in a uniform and nondiscriminatory manner. The amount of any such accelerated payment or payments shall not exceed the lesser of:

4.3.1. the amount necessary to take account of and ameliorate such Unforeseeable Emergency; or

4.3.2. the entire undistributed Deferred Benefit of such Participant.

The remaining undistributed portion of such Participant’s Deferred Benefit, if any, shall be distributed according to the election made pursuant to Article IV or according to the provisions of Article V. This Section shall not be construed to allow distribution under the Plan of amounts greater than those the Participant would have otherwise received, if no adjustment under this Section had been made.

Section 4.4. Required Delay. To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Participant upon or following his separation from service, then notwithstanding any other provision of the Plan (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Participant’s separation from service will be deferred (without interest) and paid to the Participant in a lump sum immediately following that six month period.

Section 4.5. Subsequent Election. Participants may irrevocably elect to change the method and commencement date of payment of a Deferred Benefit by making a Subsequent Election. Limitations on the form and commencement date under a Subsequent Election shall be determined by the Plan Administrator in its sole discretion.

Section 4.6. Small Benefit Cash-Out. The Plan Administrator reserves the right to cash out a Participant’s Deferred Benefit if the aggregate value of the Participant’s Deferred Benefits, together with any other deferred amounts under agreements, methods, programs, or other arrangements treated with the Plan as a single nonqualified deferred compensation plan under Treas. Reg. 1.409A-1(c)(2), is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

ARTICLE 5

BENEFITS UPON DEATH

Section 5.1. Designation of Beneficiary.

Each Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder, including the estate of the Participant, and to direct payment thereto of the amount of the unpaid portion of the Deferred Benefit, such designation, revocation or redesignation to be made in writing on a form provided by the Company and to become effective upon delivery to the Plan Administrator.

Section 5.2. Rights of Beneficiary.

5.2.1. In the event of the death of a Participant, such Participant’s estate if designated as Beneficiary or other designated Beneficiaries if then living shall be entitled upon compliance with the reasonable requirements of the Company to receive the unpaid portion of such Participant’s Deferred Benefit, in the manner set forth in the Beneficiary designation form, or if no such designation has been made, in a single lump sum payment promptly following the death of the Participant (but in no event later than March 15 of the year following the year of the Participant’s death).

5.2.2. Prior to payment, the Deferred Benefit shall continue to be credited with earnings in accordance with Article III.

Section 5.3. Failure to Designate Beneficiary.

If a deceased Participant shall have failed to designate any Beneficiary under Section 5.1, the unpaid portion of the Deferred Benefit shall be paid to the Participant’s surviving spouse, if any, and otherwise to the Participant’s estate.

ARTICLE 6

ADMINISTRATIVE PROVISIONS

Section 6.1. Duties and Powers.

The Plan Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall retain all the necessary power and authority to carry out that function. Among such necessary powers and duties are the following:

6.1.1. To construe, interpret and administer the terms and provisions of the Plan;

6.1.2. To make allocations and determinations required by the Plan;

6.1.3. To compute and certify to the Company the amount and kind of benefits payable to Participants;

6.1.4. To authorize all disbursements by the Company pursuant to the Plan;

6.1.5. To determine the necessity for and the amount of any hardship adjustment pursuant to Section 4.3;

6.1.6. To maintain all the necessary records for the administration of the Plan;

6.1.7. To prepare and submit such reports as shall be required by the Board of Directors from time to time;

6.1.8. To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof; and

6.1.9. To establish a procedure for notifying, in writing, any Participant or Beneficiary whose claim for benefits under the Plan is denied, stating the specific reasons for such denial, and for providing any such Participant or Beneficiary a reasonable opportunity for a full and fair review by the Plan Administrator of such denial.

Section 6.2. Effect of Company Action.

All actions taken and all determinations made by the Plan Administrator or the Company in good faith shall be final and binding upon all Participants, the Company and any persons interested in the Plan or in any rights accrued thereunder.

Section 6.3. Delegation of Routine Duties.

The Plan Administrator may delegate the authority to perform ministerial duties in connection with the administration of the Plan. This authority may be delegated to any person designated to the Plan Administrator in writing by the Chief Executive Officer or Secretary of the Company. Such authority shall include that necessary to perform the recordkeeping and notification functions of the Plan Administrator; provided, however, that such authority shall not be construed to include the exercise of discretionary powers which are vested solely in the Plan Administrator.

Section 6.4. Statement to Participants.

Within one hundred eighty days after each Anniversary Date, the Plan Administrator shall furnish to each Participant a statement setting forth such Participant’s Deferred Benefit and such other information as the Plan Administrator shall deem advisable to furnish.

Section 6.5. Inspection of Records.

Copies of the Plan, records reflecting a Participant’s individual Credits, and any other documents and records which a Participant is entitled by law to inspect shall be open to inspection by the Participant or by the Participant’s duly authorized representatives at the office of the Plan Administrator at any reasonable business hour.

Section 6.6. Information.

To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of all Participants, their employment, their retirement, death, or the cause for termination of employment, and such other pertinent facts as the Plan Administrator may require.

Section 6.7. Employment of Outside Advisors.

The Plan Administrator may consult with legal counsel (who may be counsel for the Company), accountants, consultants, physicians, or other persons and shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such advisors.

Section 6.8. Administrative Costs.

All costs and expenses incurred in the administration of the Plan shall be borne by the Company.

ARTICLE 7

AMENDMENT AND TERMINATION

Section 7.1. Amendments.

The Company shall have the right to amend or modify this Plan in whole or in part at any time or from time to time by resolutions of the Board of Directors, and to amend or cancel any amendments; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant. Such amendments shall be stated in an instrument in writing, executed by the Company in the same manner as this Plan, and this Plan shall be amended in the manner end at the time therein set forth, and all Participants shall be bound thereby.

Section 7.2. Discontinuance of Plan.

It is the expectation of the Company that this Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Company, and the right is reserved at any time to discontinue and terminate this Plan. In the event that the Company decides to discontinue and terminate the Plan, it shall notify the Plan Administrator of its action in an instrument in writing, executed by the Company in the same manner as this Plan, and this Plan shall be terminated at the time therein set forth, and all Participants and any other person who has accrued rights under the Plan shall be bound thereby; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant. For avoidance of doubt, however, the Company may terminate the Plan and provide for immediate distributions of all benefits accrued hereunder (as though each Participant had experienced a “separation from service” within the meaning of Treas. Reg. 1.409A-1(h) as of the date of such termination), subject to the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix) or any succeeding regulations.

ARTICLE 8

CLAIMS PROCEDURES

Section 8.1. Presentation of Claim.

Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant. The claim must be made within 60 days after such notice was received by the Claimant, All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

Section 8.2. Notification of Decision.

The Plan Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

8.2.1. that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

8.2.2. that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(a) the specific reason(s) for the denial of the claim, or any part of it;

(b) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(c) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(d) an explanation of the claim review procedure set forth in Section 8.3 below.

Section 8.3. Review of a Denied Claim.

Within 60 days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

8.3.1. may review pertinent documents;

8.3.2. may submit written comments or other documents; and/or

8.3.3. may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

Section 8.4. Decision on Review.

The Plan Administrator shall render its decision on review promptly, and not later than 60 days after receiving a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

8.4.1. specific reasons for the decision;

8.4.2. specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

8.4.3. such other matters as the Plan Administrator deems relevant.

Section 8.5. Legal Action.

A Claimant’s compliance with the foregoing provisions of this Article VIII is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Limitation on Participant’s Rights.

Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ, the right to exercise any of the rights or privileges of a shareholder with respect to any stock credited to the Participant, or any right or interest in this Plan other than as herein provided. The Company reserves the right to dismiss any Participant without any liability for any claim against the Company, except to the extent provided herein. This Plan shall create only a contractual obligation on the part of the Company and shall not be construed as creating a trust or any fiduciary relationship. The right of a Participant or Beneficiary to receive payments pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Company.

Section 9.2. Receipt or Release.

Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company as they relate to the benefits under this Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

Section 9.3. Delaware Law Governs.

This Plan shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

Section 9.4. Headings Not Part of Agreement.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

Section 9.5. Successors and Assigns.

This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the accounts of a Participant shall not be assignable, transferable or subject to be taken in execution by levy, attachment or garnishment, and any purported transfer, assignment, encumbrance or attachment shall be void.

Section 9.6. Payment on Behalf of Participant or Beneficiary.

In the event any amount becomes payable under the Plan to a Participant or Beneficiary who, in the sole judgment of the Plan Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Plan Administrator may direct that such payment be made to the legally appointed guardian or conservator of the person or estate of the Participant or the Beneficiary, to any person with whom the Participant or Beneficiary resides, or to any person who has custody of the Participant or Beneficiary, without any duty to supervise or inquire into the application of any funds so paid. Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan Administrator, the Company and its employees.

Section 9.7. Forfeiture.

Except as otherwise provided by Article V, any payment or distribution to a Participant under the Plan which is not claimed by the Participant, Beneficiary, or other person entitled thereto within three years after becoming payable shall be forfeited and canceled and shall remain with the Company and no other person shall have any right thereto or interest therein. Neither the Plan Administrator nor the Company shall have any duty to give notice that amounts are payable under the Plan to any person other than the Participant.

Section 9.8. Withholding.

9.8.1. The Company or appropriate subsidiary shall deduct from the amount of all distributions under the Plan any Federal, state, local or other taxes it determines are required to be withheld.

9.8.2. If the whole or any part of the amounts credited to a Participant shall become liable for the payment of any estate, inheritance, income or other tax which the Company shall be required to pay, the Company shall have full power and authority to pay such tax out of any moneys or other property in its hands for the account of the person whose interests hereunder are so liable. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

Section 9.9. Participant’s Obligations to Company.

Notwithstanding any other provision of the Plan, in the event a Participant defaults upon any debt, obligation, or other liability owed to the Company, irrespective of the basis therefor, such Participant’s Deferred Benefit shall be subject to offset by the Company in full or in part as required for the payment of any such debt, obligation or liability to the Company; provided, however, that such offset shall not occur until the Participant or Beneficiary shall become entitled to receive payments pursuant to Article IV or Article V.

Section 9.10. Shares of Common Stock Subject to Plan.

9.10.1. In the event that shares of Common Stock may be issued under the Plan and there occurs a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Board, in its discretion, may make (i) such proportionate adjustments it considers appropriate in the aggregate number of shares of Common Stock reserved for issuance under the Plan and/or (ii) such other adjustments as it deems appropriate.

IN WITNESS WHEREOF, this Plan has been adopted this 24th day of November, 2008.

Attest:		AMERISOURCEBERGEN CORPORATION

By:	/s/ Vicki Bausinger	By:	/s/ John G. Chou
		Title:	Senior Vice President, General Counsel and Secretary